                                                              Exhibit (d)(a)(23)

                 STATE STREET RESEARCH LARGE CAP VALUE PORTFOLIO

                               ADVISORY AGREEMENT

AGREEMENT made this 1st day of May, 2002, by and between Metropolitan Series Fund, Inc., a Maryland corporation (the "Fund"), and MetLife Advisers, LLC, a Delaware limited liability company (the "Manager");

                              W I T N E S S E T H:

WHEREAS, the Fund is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Investment Company Act");

WHEREAS, the Fund, a series type of investment company, issues separate classes (or series) of stock, each of which represents a separate portfolio of investments;

WHEREAS, the Fund is currently comprised of various portfolios, each of which pursues its investment objectives through separate investment policies, and the Fund may add or delete portfolios from time to time;

WHEREAS, the Manager is engaged principally in the business of rendering advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Fund desires to enter into a separate investment advisory agreement with respect to the State Street Research Large Cap Value Portfolio of the Fund with the Manager;

NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Manager hereby agree as follows:

                                   ARTICLE 1.

                             Duties of the Manager.

The Fund hereby employs the Manager to act as the investment adviser to and investment adviser of the State Street Research Large Cap Value Portfolio (the "Portfolio") and to manage the investment and reinvestment of the assets of the Portfolio and to administer its affairs, subject to the supervision of the Board of Directors of the Fund, for the period and on the terms and conditions set forth in this Agreement. The Manager hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund other than in furtherance of its duties and responsibilities as set forth in this Agreement.

       (a) Investment Advisory Services. In acting as investment adviser to the Portfolio, the

       Manager shall regularly provide the Portfolio with such investment research, advice and management as the Fund may from time to time consider necessary for the proper management of the Portfolio and shall furnish continuously an investment program and shall determine which securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held in the various securities or other assets, subject always to any restrictions of the Fund's Articles of Incorporation and By-Laws, as amended or supplemented from time to time, the provisions of applicable laws and regulations including the Investment Company Act, and the statements relating to the Portfolio's investment objectives, policies and restrictions as the same are set forth in the prospectus of the Fund then-currently effective under the Securities Act of 1933 (the "Prospectus"). Should the Board of Directors of the Fund at any time, however, make any definite determination as to investment policy and notify the Manager thereof, the Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Manager shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies of the Portfolio, determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Portfolio with brokers or dealers selected by the Manager. In connection with the selection of such brokers or dealers and the placing of such orders, the Manager is directed at all times to follow the policies of the Fund as set forth in the Prospectus. Nothing herein shall preclude the "bunching" of orders for the sale or purchase of portfolio securities with the other Portfolios or with other accounts managed by the Manager or the Manager's general account and separate accounts. The Manager shall not favor any account over any other and any purchase or sale orders executed contemporaneously shall be allocated in a manner it deems equitable among the accounts involved and at a price which is approximately averaged.

       (b) Administrative Services. In addition to the performance of investment advisory services, the Manager shall perform administrative services in connection with the management of the Portfolio. In this connection, the Manager agrees (i) to assist in managing all aspects of the Fund's operations relating to the Portfolio, including the coordination of all matters relating to the functions of the custodian, transfer agent, other shareholder service agents, accountants, attorneys and other parties performing services or operational functions for the Fund, (ii) to provide the Fund, at the Manager's expense, with services of persons competent to perform such professional, administrative and clerical functions as are necessary in order to provide effective administration of the Portfolio, including duties in connection with shareholder relations, reports, redemption requests and account adjustments and the maintenance of the books and records required of the Fund, and (iii) to provide the Fund, at the Manager's expense, with adequate office space and related services necessary for its operations as contemplated in this Agreement. In performing such administrative services, the Manager shall comply with all provisions of the Fund's Articles of Incorporation and By-Laws, with all laws and regulations to which the Fund may be subject and with all directions of the Fund's Board of Directors.

       The Manager shall supply the Board of Directors and officers of the Fund with all statistical information regarding investments which is reasonably required by them and reasonably available to the Manager.

       (c) Subadviser. Notwithstanding any other provision of this Agreement, the Fund and the Manager may agree to the employment of a subadviser to the Fund for the purpose of providing investment advisory services with respect to the Portfolio, provided that the compensation to be paid to such subadviser shall be the sole responsibility of the Manager and the duties and responsibilities of the subadviser shall be as set forth in a subadvisory agreement among the Manager, the subadviser and the Fund on behalf of the Portfolio.

                                   ARTICLE 2.

                       Allocation of Charges and Expenses.

       (a) The Manager. In addition to the compensation paid to any subadviser as set forth in Article 1 above, the Manager shall pay the organization costs of the Fund relating to the Portfolio. The Manager also assumes expenses of the Fund relating to maintaining the staff and personnel, and providing the equipment, office space and facilities, necessary to perform its obligations under this Agreement.

       (b) The Fund. The Fund assumes and shall pay (or cause to be paid) all other Fund expenses, including but not limited to the following expenses: the fee referred to in Article 3 below; interest and any other costs related to borrowings by the Fund attributable to the Portfolio; taxes payable by the Fund and attributable to the Portfolio; brokerage costs and other direct costs of effecting portfolio transactions (including any costs directly related to the acquisition, disposition, lending or borrowing of portfolio investments) on behalf of the Portfolio; the compensation of the directors and officers of the Fund who are not actively employed by the Manager; custodian, registration and transfer agent fees; fees of outside counsel to and of independent auditors of the Fund selected by the Board of Directors; expenses of printing and mailing to existing shareholders of registration statements, prospectuses, reports, notices and proxy solicitation materials of the Fund; all other expenses incidental to holding meetings of the Fund's shareholders; insurance premiums for fidelity coverage and errors and omissions insurance; and extraordinary or non-recurring expenses (such as legal claims and liabilities and litigation costs and any indemnification related thereto) attributable to the Portfolio. The Fund shall allocate the appropriate portion of the foregoing expenses to the Portfolio.

       All expenses of any activity which is primarily intended to result in the sale of the Fund's shares, and certain other expenses as detailed in the Fund's Distribution Agreement with Metropolitan Life Insurance Company, are assumed by the distributor of the Fund's shares.

                                   ARTICLE 3.

                          Compensation of the Manager.

For the services rendered, the facilities furnished and expenses assumed by the Manager, the Fund shall pay to the Manager at the end of each calendar month a fee which shall accrue daily at the annual rate specified by the schedule of fees in the Appendix to this Agreement. The average daily value of the net assets of the Portfolio shall be determined and computed in accordance with the description of the method of determination of net asset value contained in the Prospectus.

                                   ARTICLE 4.

                     Limitation of Liability of the Manager.

(a) In the performance of advisory services as provided in Article 1(a), the Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy or the purchase, sale or redemption of any securities on the recommendation of the Manager. Nothing herein contained shall be construed to protect the Manager against any liability to the Fund or its shareholders to which the Manager shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Fund, reckless disregard of the Manager's obligations and duties under this Agreement or the violation of any applicable law.

(b) In the performance of administrative services as provided in Article 1(b) and which the Manager is obligated to perform hereunder, the Manager shall be liable to the Fund or its shareholders for any willful or negligent act or omission in the performance of such administrative services.

                                   ARTICLE 5.

                           Activities of the Manager.

The services of the Manager under this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is understood that directors, officers, employees and shareholders of the Fund are or may become interested in the Manager, as directors, officers, employees or policyholders or otherwise and that directors, officers, employees or policyholders of the Manager are or may become similarly interested in the Fund, and that the Manager is or may become interested in the Fund as shareholder or otherwise.

                                   ARTICLE 6.

                   Duration and Termination of this Agreement.

This Agreement shall become effective as of the date first above written and shall remain in force until August 30, 2003 and thereafter shall continue in effect, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund, or by the vote of a majority of the outstanding shares of the Portfolio, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by the Board of Directors of the Fund, or by vote of a majority of the outstanding shares of the Portfolio, on sixty days' written notice to the Manager, or by the Manager on sixty days' written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment.

                                   ARTICLE 7.

                                  Definitions.

The terms "assignment," "interested person," and "majority of the outstanding shares," when used in this Agreement, shall have the respective meanings specified under the Investment Company Act.

                                   ARTICLE 8.

                          Amendments of this Agreement.

This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Directors of the Fund, to the extent permitted by the Investment Company Act, or by the vote of a majority of the outstanding shares of the Portfolio, and (ii) by the vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                   ARTICLE 9.

                                 Governing Law.

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

                         METROPOLITAN SERIES FUND, INC.

                           By:  _________________________________
                                    Anne M. Goggin,  President




                           METLIFE ADVISERS, LLC

                           By:  _________________________________
                                    John F. Guthrie, Jr., Senior Vice President

                                    Appendix

                      Metropolitan Series Fund Fee Schedule

                 State Street Research Large Cap Value Portfolio

               1st $250 Million                .70%
               next $500 Million               .65%
               above $ 750 Million             .60 %
               of the average daily value of the net assets of the Portfolio.